CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated December 30, 2009, with respect to the financial statements and financial highlights of The Tocqueville Trust appearing in the October 31, 2009 Annual Report to Shareholders, which is incorporated by reference in this Post-Effective Amendment to the Registration on Form N-1A (the “Registration Statement”).  We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption “Financial Highlights” in the Prospectus and under the captions “Financial Statements” and “Counsel and Independent Registered Public Accounting Firm,” in the Statement of Additional Information.

Chicago, Illinois
February 26, 2010